Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made and entered into by and between Jazz Technologies, Inc., a Delaware corporation (the “Company”) and                            (the “Executive”), effective as of the      day of              , 2007 (“Date of this Agreement”).

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to enter into this Change of Control Agreement to induce the Executive to remain in the employ of the Company and to diminish the distraction of the Executive by virtue of the personal uncertainties and risks created by a pending, potential or threatened Change of Control (as defined below).  The Board desires to encourage the Executive’s full attention and dedication to the Company currently and in the event of any potential, threatened or pending Change of Control. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.  Definitions

1.1  Change of Control. A “Change of Control” means the occurrence of any of the following events:

(a)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more (the “Triggering Percentage”) of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be counted in calculating whether a Change of Control has occurred: (i) any acquisition directly from the Company, including any acquisition by virtue of a conversion privilege where the security being so converted was itself acquired directly from the Company exercising the conversion privilege (provided, however, that an acquisition by virtue of a conversion privilege where the security being so converted was acquired by the Person exercising the conversion privilege other than directly from the Company shall be counted in calculating whether a Change of Control has occurred), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 1.1; and further provided that, for purposes of this subsection (a),  if a Person acquires beneficial ownership of the Triggering Percentage and subsequently disposes of sufficient ownership that such Person no longer has beneficial ownership of the Triggering Percentage, then from and after the date of such subsequent disposition, a Change of Control shall no longer be deemed to have occurred with respect to the initial acquisition by such Person of beneficial ownership of the Triggering Percentage; or

(b)  A change in the composition of the Board such that the individuals who, as of the date of this Agreement, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or of such corporation resulting from such Business combination) beneficially owns, directly or indirectly, 20% or more, of, respectively, the then outstanding share of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.2  “Cause” to terminate Executive’s employment shall mean any of the following: (i)  Executive’s conviction of, or guilty plea with respect to, or a plea of nolo contendere to, a charge that Executive has committed a felony under the laws of the United States or of any state; (ii) willful and material breach of Executive’s obligations under any written agreement between Executive and the Company; (iii) Executive’s willful misconduct, material failure or refusal to perform his job duties, or gross neglect of his duties, provided that such unsatisfactory performance, if reasonably susceptible of cure, has not been cured within thirty (30) days following Executive’s receipt of written notice from the Company specifying the particulars of the conduct constituting Cause; and (iv) Executive’s engagement in any activity that constitutes a material conflict of interest with the Company or any of its affiliated entities.  Termination of Executive’s employment because of Executive’s death or certified disability (which disability renders Executive unable to perform the essential duties of his position with or without reasonable accommodation for sixty (60) consecutive days or a total of one hundred and twenty (120) days in any twelve (12) month period) shall not constitute “Cause” for termination.  No act, nor failure to act, on the Executive’s part, shall be considered “willful” unless Executive has acted or failed to act, with an absence of good faith and without a reasonable belief that Executive’s action or failure to take action was in the best interests of the Company.

1.3  “Good Reason” means:

(i) the assignment to Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, as in effect immediately prior to a Change-in-Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii) any reduction in Executive’s annual base salary as in effect immediately before the Change-in-Control,

(iii) the failure to pay Executive incentive compensation to which Executive is otherwise entitled at the time at which such awards are usually paid or as soon thereafter as administratively feasible, unless the failure to pay the incentive compensation is because of failure to meet objectives based on quantitative performance;

(iv) the provision to Executive of an opportunity to earn a target annual bonus or a target performance award substantially less in amount than Executive’s target opportunities in effect immediately before the Change-in-Control for the then current fiscal year of the Company;

(v) the failure by the Company to continue in effect any equity incentive plan in which Executive participated immediately prior to the Change-in-Control, unless a substantially equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided to Executive, or the failure by the Company to continue Executive’s participation in any such equity incentive plan on substantially the same basis, both in terms of the amount of benefits provided and the level of Executive’s participation relative to other participants, as existed immediately prior to the Change-in-Control;

(vi) Except as required by law, the failure by the Company to continue to provide to Executive employee benefits substantially equivalent, in the aggregate, to those enjoyed by Executive under the qualified and nonqualified employee benefit and welfare plans of the Company, including, without limitation, the 401(k), life insurance, medical, dental, health and accident, disability, retirement and savings plans, in which Executive was eligible to participate immediately prior to the Change-in-Control, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive was entitled under the Company’s vacation policy immediately prior to the Change-in-Control.

(vii) the Company’s requiring Executive to be based at any office or location other than the principal place of Executive’s employment in effect immediately prior to the Change-in-Control or that is more than 35 miles distant from the location of such principal place of employment, or the Company’s requiring Executive to travel on Company business to a substantially greater extent than required immediately prior to the Change-in-Control;

(viii)  any failure by the Company to comply with Section 8, Successors.

2.  Entitlement to Benefits

If Executive’s employment with the Company is terminated during the one-year period beginning on the date of a Change in Control either (a) by the Company for any reason or no reason, other than for Cause; or (b) by Executive, due to Good Reason, Executive will be entitled to receive the benefits described in Section 3 (the “Change of Control Benefits”), provided Executive executes within forty-five (45) days following termination (and does not subsequently revoke) a release of all employment-related claims against the Company and its subsidiaries and affiliates existing as of the date of execution, in the then current reasonable standard form used by the Company without material modification, addition or deletion. If Executive dies after becoming entitled to the Change of Control Benefits but before receiving payment, the Change of Control Benefits will be paid to Executive’s estate or beneficiary(ies), as applicable.

3.  Change of Control Benefits

Change of Control Benefits consist of the following:

(a)  Separation Pay.  A lump sum payment of __ times the amount of Executive’s annual base pay in effect on the date of termination of employment, or the date of the Change-in-Control if higher, paid within 60 days after termination of employment.

(b) Incentive Pay. A lump sum payment equal to __ times any target annual cash bonus, target cash performance award or target equivalent cash bonus program in effect for the calendar year in which termination of employment occurred, paid within 60 days after termination of employment.

(c)  Vesting.  Immediate and accelerated vesting upon termination of employment of all stock options and other equity arrangements subject to vesting, and release of any repurchase options or restrictions on shares of restricted stock and/or equity interests, in each case only to the extent that such equity awards would otherwise be regularly scheduled to vest or be released from repurchase options or restrictions within forty-eight (48) months following termination of employment.

(d)  COBRA.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”) and by the Company’s then-current group health insurance policies, provided Executive timely elects continued health insurance coverage pursuant to the governing COBRA laws and the terms of the applicable health insurance plans, as a further severance benefit, the Company will pay directly to the applicable insurance carrier all COBRA premiums necessary to continue Executive’s health insurance coverage as of date of termination of employment (including dependent coverage, if applicable) in effect for up to eighteen (18) months after the date of termination of employment (or such earlier date on which Executive is no longer eligible for COBRA coverage (the “COBRA Reimbursement”).

In all cases, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other accrued but unpaid wages and vested benefits that are due to Executive by the Company or its affiliates promptly following termination of employment.

4.  Non-exclusivity of Rights.

Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to termination of employment shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

5.  Full Settlement.

Any severance benefits that are payable to Executive under this Agreement in connection with Executive’s termination of employment shall be deemed paid in satisfaction of, and shall offset any obligations by the Company pursuant to, any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, the California Plant Closing Act, or any other similar state law.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except with respect to COBRA Reimbursement, such amounts shall not be reduced whether or not the Executive obtains other employment.

6. Limitation on Payments.

In the event that the benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Change of Control Benefits shall be payable either:

(a) in full, or

(b) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of Change of Control Benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 6 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

7.  Section 409A.

The Company believes that the terms of this Agreement satisfy the provisions of Treasury Regulation 1.409A-1(b)(4) and (9)(v) and therefore no delay in payment of the severance is required pursuant to Treasury Regulation 1.409A-1(c)(3)(v).  However, Executive acknowledges and agrees that the Company has not provided Executive with any tax advice regarding this Agreement, that Executive is not relying on the Company for any such tax advice, and that Executive has been advised to consult with his own tax, financial planning and legal counsel regarding this Agreement.

8.  Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and/or assigns.

(c)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets by operation of law, or otherwise, including without limitation any successor as aforesaid which the Company is required to have assume and agree to perform this Agreement.

 9.  Dispute Resolution.

To ensure the rapid and economical resolution of disputes that may arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution or interpretation of this Change of Control Agreement shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Newport Beach, California by a single arbitrator with JAMS (formerly known as “Judicial Arbitration and Mediation Services”), or its successor, under the then-applicable JAMS’ arbitration rules.  Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company are waiving the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to determine if an issue is subject to this arbitration obligation, and to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof.  The Company shall pay all JAMS’ arbitration fees.

10.  At-Will Employment

Nothing contained in this Agreement shall (a) confer upon Executive any right to continue in the Company’s employ; (b) constitute a contract or agreement of employment between Company and Executive; or (c) interfere with or change in any manner the nature of Executive’s at-will employment with the Company.

11.  Miscellaneous.

(a)  Notices.  Any notices provided hereunder must be in writing and shall be deemed to be received upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at the most current home address as listed on the Company payroll (which address may be changed by written notice).

(b)  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

(c)  Waiver.  Any waiver of any right hereunder must be in evidenced in a writing signed by the waiving party to be effective, and any such waiver shall not be construed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

(d)  Entire Agreement.  This Agreement constitutes the entire agreement between Executive and the Company regarding the subject matter hereof and it supersedes any and all prior agreements, promises, representations or understandings, written or otherwise, between Executive and the Company with regard to this subject matter.  This Agreement is entered into without reliance on any agreement, or promise, or representation, other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized representative of the Board.

(e)  Headings and Construction.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.  Any ambiguities in this Agreement shall not be construed against either Party as the drafter.

(f)  Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

Counterparts.

(g)  Counterparts.  This Agreement may be executed in separate counterparts, which shall be taken together and shall constitute one agreement.  Facsimile and PDF signatures shall be as effective as originals.

(h)  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the parties hereby enter into this Agreement as of the Date of this Agreement.

JAZZ TECHNOLOGIES, INC.

By:

Title:

Executive